                                                                  Exhibit 99.1

For Immediate Release
---------------------
February 26, 2007

  NORDSTROM REPORTS FOURTH QUARTER EARNINGS PER SHARE INCREASE OF 29 PERCENT

SEATTLE - February 26, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $232.3 million, or $0.89 per diluted share, for the fourth quarter ended February 3, 2007. For the same period last year, net earnings and earnings per diluted share were $190.4 million and $0.69, respectively.

Total sales for the fourth quarter of 2006 increased 14.6 percent, to $2.6 billion, compared to sales of $2.3 billion in the same period last year. Same-store sales increased 8.3 percent. Similar to many other retailers, Nordstrom follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2006 (the 53rd week). In the 53rd week, the company had sales of $117.7 million. Sales for the 53rd week represented
5.1 percentage points of the total sales percent increase versus the prior year. The 53rd week is not included in same-store sales calculations.

FOURTH QUARTER HIGHLIGHTS
Earnings per diluted share in the fourth quarter increased 29 percent compared to the same quarter last year, reflecting strong sales momentum primarily due to the company's improved execution of its merchandising strategy. This growth in earnings per diluted share occurred on top of last year's 38 percent increase in the fourth quarter. The company continues to focus on providing customers with compelling merchandise and service in its full-line, Rack and online stores.

   - Same-store sales increased 8.3 percent for the quarter, exceeding the company's one to three percent same-store sales plan. Strong regular price sales across all major merchandise categories throughout the quarter and a successful holiday season drove the sales increase.

   - Gross profit, as a percent of sales, increased 81 basis points over the fourth quarter fiscal 2005 result. Merchandise margin improved versus the prior year, driven mainly by lower markdowns and higher sell-through of inventory, especially in women's apparel.

   - Selling, general and administrative expenses as a percent to sales decreased 20 basis points versus the prior year. Overall, expenses during the fourth quarter trended in line with the improved performance in sales and gross profit compared to last year. In the fourth quarter, performance-based incentive compensation costs driven by goals for total year results and share price appreciation accelerated above plan, as fiscal 2006 sales, gross profit, and earnings before tax results exceeded expectations.

   - As a result of the adoption of SFAS No. 123(R), "Share-Based Payment," the company recorded $8.4 million in share-based compensation expense for the quarter, which resulted in a $0.02 impact on diluted earnings per share. Of the total expense, $3.6 million was recorded in buying and occupancy and $4.8 million was recorded in selling, general and administrative expenses.

   - Sales of $117.7 million in the 53rd week period resulted in earnings of $0.02 per diluted share for the quarter.

FULL YEAR RESULTS
    For the fiscal year ended February 3, 2007, net earnings increased 23 percent to $678.0 million compared to net earnings of $551.3 million last year. Earnings per diluted share for the same periods were $2.55 and $1.98, respectively.

 Total sales for the year increased 10.8 percent to $8.6 billion compared to prior year sales of $7.7 billion, with sales for the 53rd week representing
1.5 percentage points of the total increase versus last year. As noted previously, same-store sales calculations do not include the 53rd week. For the year, same-store sales increased 7.5 percent.

EXPANSION UPDATE

Nordstrom opened a new 35,000-square-foot Nordstrom Rack store at Grand Plaza in San Marcos, Calif., on November 16, 2006.

In 2007, Nordstrom plans to open three new full-line stores:
  - On September 7, 2007, a 144,000-square-foot store at the Natick Mall in Natick, Mass.;
  - On September 28, 2007, a 165,000-square-foot store at the Twelve Oaks Mall in Novi, Mich.;
  - On October 19, 2007, a 140,000-square foot-store in the Cherry Creek Mall in Denver, Colo.

In the fall of 2007, Nordstrom plans to open a new Rack store at Southcenter Square in Tukwila, Wash.

SHARE REPURCHASE
Nordstrom repurchased approximately 0.5 million shares of its common stock during the fourth quarter for $26.0 million. This reduction in weighted average shares outstanding had no material effect on diluted earnings per share for the quarter.

2007 OUTLOOK

The company is providing the following 2007 forecast:
                              Full-Year 2007                       Full-Year 2007
                                                                   Adjusted for comparability
                              --------------                       --------------
Same-store Sales              3% to 4%                             3% to 4%
Gross Profit (%)              30 to 40 basis point increase        30 to 40 basis point increase
Selling, General and
   Admin. Expense (%)         5 to 15 basis point increase         35 to 45 basis point decrease
Interest Expense              Flat                                $20 to $25 million decrease
Other Income including
   Finance Charges            $25 to $35 million increase          Flat
Effective Tax Rate            38.5%                                38.5%
Earnings per Diluted Share    $2.78 to $2.84                      $2.86 to $2.92
Diluted Shares Outstanding    261 million                          261 million
Prior Year Earnings
   per Diluted Share          $2.55                               $2.55

Notes on comparability of fiscal year 2007 to 2006:

The 53rd week in fiscal 2006 creates a timing shift in the 4-5-4 calendar for fiscal 2007. The months of fiscal 2007 begin and end one week later than in fiscal 2006. Our same-store sales reporting basis compares weeks 1 through 52 for both years, excluding the 53rd week of 2006. This timing shift is anticipated to impact the cadence of monthly same-store sales results throughout the year, as many normal sales trends, events and holiday periods are aligned differently than last year.

The company expects to complete an $800 to $900 million securitization transaction backed by the company's co-branded Visa receivables in the first quarter of fiscal 2007. With that securitization transaction, we begin a new accounting treatment for the co-branded Visa receivables and debt secured by those receivables. The co-branded Visa receivables will be recorded on the balance sheet initially at fair value with no allowance for credit losses. Normal write-offs for uncollectible Visa receivables, estimated at $19 million along with other costs net at $4 million, will be recorded in Other Income and Expenses over the eight month period following the transaction. This period
is equal to the average repayment life of the acquired receivables.   This
activity will impact annual earnings per diluted share by $0.05.

Also as a result of the securitization transaction, income and expenses from our co-branded Visa receivables that were previously reported net in Other Income and Expenses (under securitization accounting guidance) will be reclassified in our earnings statement. Bad debt and write-off expense is expected to increase approximately $25 to $35 million and impact the SG&A rate by 30 to 40 basis points. Interest expense, partially offset by interest income, will increase approximately $20 to $25 million. Other income including finance charges will increase $45 to $55 million. The offsetting combination of these expenses and income is not anticipated to impact annual earnings per diluted share.

Pre-opening costs for new stores in fiscal 2007 and 2008 will incrementally increase general and administrative costs by approximately $12 million in fiscal 2007. These expenses are projected to impact the SG&A rate by approximately 15 basis points and earnings per diluted share by $0.03.

For the first quarter of 2007, the company expects mid-single digit same-store sales growth. Due to the one week timing shift in 2007 caused by the 53rd week of 2006, same-store sales are expected to vary monthly versus the planned quarterly rate as follows: in line in February, above in March, and below in April. Earnings per diluted share for the first quarter are expected in the range of $0.51 to $0.54, including a $0.02 impact from the first quarter portion of incremental expenses associated with the securitization transaction described in the notes above.

CONFERENCE CALL INFORMATION
Company management will be hosting a conference call and webcast to discuss fourth quarter and annual results at 4:30 p.m. (ET) today. Access to the conference call is open to the press and general public in a listen-only mode. To participate, please dial 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-448-4802. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate Web site at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 36 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending February 2, 2008, and its first quarter, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the impact of economic and competitive market forces, the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry, the company's ability to predict fashion trends, consumer apparel buying patterns, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, the timely completion of construction associated with newly planned stores, changes in government or regulatory requirements, the company's ability to control costs, weather conditions and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2006, and our Form 10-K for the fiscal year ended February 3, 2007, to be filed with the SEC on or about March 23, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact:                         Media Contact:
RJ Jones, 206-303-3007                    Deniz Anders, 206-373-3038

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 4th Quarter
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                      Quarter    % of sales (1)        Quarter    % of sales (1)
                                        ended    (except as              ended    (except as
                                       2/3/07     indicated)           1/28/06     indicated)
                                   ----------    ----------         ----------     ---------
Net sales                          $2,630,904       100.0%         $ 2,295,818        100.0%
Cost of sales and related
   buying & occupancy costs        (1,624,190)      (61.7%)         (1,435,891)       (62.5%)
                                   ----------                       ----------
Gross profit                        1,006,714        38.3%             859,927         37.5%
Selling, general and
   administrative expenses           (684,881)      (26.0%)           (602,280)       (26.2%)
                                   ----------                       ----------
Operating income                      321,833        12.2%             257,647         11.2%
Interest expense, net                  (7,805)       (0.3%)            (11,509)        (0.5%)
Other income including
   finance charges, net                65,017         2.5%              61,302          2.7%
                                   ----------                       ----------
Earnings before income tax expense    379,045        14.4%             307,440         13.4%
Income tax expense                   (146,704)      (38.7%) (2)       (117,010)       (38.1%) (2)
                                   ----------                       ----------
Net earnings                        $ 232,341         8.8%            $190,430          8.3%
                                   ==========                       ==========


Earnings per share
  Basic                                 $0.90                            $0.71
  Diluted                               $0.89                            $0.69

ADDITIONAL DATA
---------------

Weighted average shares outstanding
  Basic                               257,259                          269,783
  Diluted                             262,230                          275,662



(1) Subtotals and totals may not foot due to rounding.

(2)Percent of earnings before income tax expense.

                               NORDSTROM, INC.
              CONSOLIDATED STATEMENTS OF EARNINGS - Year to Date
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                          Year    % of sales (1)           Year   % of sales (1)
                                         ended    (except as              ended   (except as
                                        2/3/07     indicated)           1/28/06    indicated)
                                    ----------    ----------         ----------    ---------
Net sales                          $ 8,560,698       100.0%          $7,722,860      100.0%
Cost of sales and related
   buying & occupancy costs         (5,353,949)      (62.5%)         (4,888,023)     (63.3%)
                                    ----------                       ----------
Gross profit                         3,206,749        37.5%           2,834,837       36.7%
Selling, general and
   administrative expenses          (2,296,863)      (26.8%)         (2,100,666)     (27.2%)
                                    ----------                       ----------
Operating income                       909,886        10.6%             734,171        9.5%
Interest expense, net                  (42,758)       (0.5%)            (45,300)      (0.6%)
Other income including
   finance charges, net                238,525         2.8%             196,354        2.5%
                                    ----------                       ----------
Earnings before income tax expense   1,105,653        12.9%             885,225       11.5%
Income tax expense                    (427,654)      (38.7%) (2)       (333,886)     (37.7%) (2)
                                    ----------                       ----------
Net earnings                         $ 677,999         7.9%            $551,339        7.1%
                                    ==========                       ==========

Earnings per share
  Basic                                  $2.60                            $2.03
  Diluted                                $2.55                            $1.98



ADDITIONAL DATA
---------------

Weighted average shares outstanding
  Basic                                260,689                          271,958
  Diluted                              265,712                          277,776



(1) Subtotals and totals may not foot due to rounding.

(2) Percent of earnings before income tax expense.

NORDSTROM, INC.
                                   NORDSTROM, INC.
                            CONSOLIDATED BALANCE SHEETS
               -----------------------------------------------------
                         (unaudited;  amounts in thousands)

                                                         2/3/07                     1/28/06
                                                    -----------                 -----------
Assets
Current assets:
    Cash and cash equivalents                       $   402,559                 $   462,656
    Short-term investments                                    -                      54,000
    Accounts receivable, net                            684,376                     639,558
    Investment in asset backed securities               428,175                     561,136
    Merchandise inventories                             997,289                     955,978
    Current deferred tax assets, net                    169,320                     145,470
    Prepaid expenses and other                           60,474                      55,359
                                                    -----------                 -----------
Total current assets                                  2,742,193                   2,874,157
Land, buildings and equipment, net                    1,757,215                   1,773,871
Goodwill                                                 51,714                      51,714
Acquired tradename                                       84,000                      84,000
Other assets                                            186,456                     137,607
                                                    -----------                 -----------
Total assets                                        $ 4,821,578                  $4,921,349
                                                    ===========                 ===========


Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                                $   576,796                 $   540,019
    Accrued salaries, wages and related benefits        339,965                     285,982
    Other current liabilities                           433,487                     409,076
    Income taxes payable                                 76,095                      81,617
    Current portion of long-term debt                     6,800                     306,618
                                                    -----------                 -----------
Total current liabilities                             1,433,143                   1,623,312
Long-term debt, net                                     623,652                     627,776
Deferred property incentives, net                       356,062                     364,382
Other liabilities                                       240,200                     213,198
Shareholders' equity:
    Common stock, no par value: 1,000,000 shares
      authorized; 257,313 and 269,549 shares
      issued and outstanding                            826,421                     685,934
    Unearned stock compensation                               -                        (327)
    Retained earnings                                 1,350,680                   1,404,366
    Accumulated other comprehensive
      (loss) earnings                                    (8,580)                      2,708
                                                    -----------                 -----------
Total shareholders' equity                            2,168,521                   2,092,681
                                                    -----------                 -----------
Total liabilities and shareholders' equity           $4,821,578                  $4,921,349
                                                    ===========                 ===========


                                NORDSTROM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -----------------------------------------------------
                      (unaudited;  amounts in thousands)

                                                               Year                  Year
                                                              ended                 ended
                                                             2/3/07               1/28/06
                                                        -----------           -----------
Operating Activities
Net earnings                                              $ 677,999             $ 551,339
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
    Depreciation and amortization of
      buildings and equipment                               284,520               276,328
    Amortization of deferred property
      incentives and other, net                             (36,293)              (33,350)
    Stock-based compensation expense                         37,362                13,285
    Deferred income taxes, net                              (58,274)              (11,238)
    Tax benefit of stock-based payments                      43,552                41,092
    Excess tax benefit from stock-based payments            (38,293)                    -
    Provision for bad debt expense                           17,064                20,918
    Change in operating assets and liabilities:
      Accounts receivable                                   (61,301)              (15,140)
      Investment in asset backed securities                 127,984              (135,790)
      Merchandise inventories                               (38,649)              (20,804)
      Prepaid expenses                                       (4,723)               (1,035)
      Other assets                                           (7,661)               (3,473)
      Accounts payable                                       84,291                31,721
      Accrued salaries, wages and related benefits           48,719               (11,284)
      Other current liabilities                              23,533                38,755
      Income taxes payable                                   (5,522)              (33,877)
      Deferred property incentives                           30,723                49,480
      Other liabilities                                      17,334                19,305
                                                        -----------           -----------
Net cash provided by operating activities                 1,142,365               776,232
                                                        -----------           -----------


Investing Activities
Capital expenditures                                       (264,437)             (271,659)
Proceeds from sale of assets                                    224                   107
Purchases of short-term investments                        (109,550)             (542,925)
Sales of short-term investments                             163,550               530,750
Other, net                                                   (8,067)               (8,366)
                                                        -----------           -----------
Net cash used in investing activities                      (218,280)             (292,093)
                                                        -----------           -----------


Financing Activities
Principal payments on long-term debt                       (307,559)             (101,047)
(Decrease) increase in cash book overdrafts                 (50,853)                4,946
Proceeds from exercise of stock options                      50,900                73,023
Proceeds from employee stock purchase plan                   16,300                15,600
Excess tax benefit from stock-based payments                 38,293                     -
Cash dividends paid                                        (110,158)              (87,196)
Repurchase of common stock                                 (621,527)             (287,080)
Other, net                                                      422                  (352)
                                                        -----------           -----------
Net cash used in financing activities                      (984,182)             (382,106)
                                                        -----------           -----------
Net (decrease) increase in cash and cash equivalents        (60,097)              102,033
Cash and cash equivalents at beginning of year              462,656               360,623
                                                        -----------           -----------
Cash and cash equivalents at end of year                  $ 402,559             $ 462,656
                                                        ===========           ===========